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                                    Frontier Corporation
FRONTIER PRESS RELEASE              180 South Clinton Avenue
                                    Rochester, New York 14646


DATE:           November 25, 1996

CONTACT:        Michele D. Sadwick, 716-777-6021

SUMMARY:        Frontier Communications of New York
              		to Redeem Preferred Stock


Rochester, N.Y. -- November 25, 1996 -- Frontier Communications of New York, Inc., a subsidiary of Frontier Corporation (NYSE:FRO) today announced that it will redeem its entire $2.5 million of outstanding preferred stock effective January 1, 1997.
    Frontier Communications of New York currently has 18,694 shares of its 5.875 percent "Series A" preferred stock and 6,160 shares of its
7.80 percent "Series B" preferred stock outstanding. As set by the company's Certificate of Incorporation, the redemption price for the "Series A" stock is $100.00 per share and $102.20 per share for the "Series B" stock.
    Frontier Communications of New York, formerly Highland Telephone, provides integrated communications services to more than 92,000 customers in Clinton, Duchess, Essex, Franklin and Orange counties in New York state.
    Frontier Corporation is the parent company whose long distance, local telephone and wireless communications subsidiaries provide a range

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of integrated services to customers. Frontier is a Fortune 500 company with annualized revenues of more than $2.5 billion. With more than 8,500 employees and 150 sales locations nationwide, Frontier is the fifth largest long distance company in the United States.

You can now receive a faxed copy of any Frontier Corporation press release dating back to November 1995, free of charge, 24 hours a day. Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide Web:
http://www.frontiercorp.com